Exhibit 3.16

April 7, 2017	FLORIDA DEPARTMENT OF STATE Division of Corporations

NATURALNANO, INC.
13613 GULF BLVD
MADEIRA BEACH, FL 33738

Re:	Document Number F16000004722

The Articles of Merger for NATURALNANO, INC., the surviving Nevada entity, were filed on April 6, 2017.

This document was electronically received and filed under FAX audit number H17000093858.

Should you have any questions regarding this matter, please feel free to telephone (850) 245-6050, the Amendment Filing Section.

Tracy L Lemieux

Regulatory Specialist II

Division of Corporations	Letter Number: 817A00006720

P.O BOX 6327 − Tallahassee, Florida 32314

ARTICLES OF MERGER

(Profit Corporations)

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes.

First: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number
(If known/ applicable)

NATURALNANO, INC.	Nevada

Second: The name and jurisdiction of each merging corporation:

Name	Jurisdiction	Document Number
		(If known/ applicable)

OMNI SHRIMP, INC.	Florida	15000078677

Third: The Plan of Merger is attached.

Fourth: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

OR 04/06/17 (Enter a specific date. NOTE: An effective date cannot be prior to the date of filing or more than 90 days after merger file date.)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document’s effective date on the Department of State’s records.

Fifth: Adoption of Merger by surviving corporation - (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the surviving corporation on ______________.

The Plan of Merger was adopted by the board of directors of the surviving corporation on February 7, 2017 and shareholder approval was not required.

Sixth: Adoption of Merger by merging corporation(s) (COMPLETE ONLY ONE STATEMENT)

The Plan of Merger was adopted by the shareholders of the merging corporation(s) on February 7, 2017.

The Plan of Merger was adopted by the board of directors of the merging corporation(s) on _____________ and shareholder approval was not required.

(Attach additional sheets if necessary)

Seventh: SIGNATURES FOR EACH CORPORATION

Name of Corporation	Signature of an Officer or Director	Typed or Printed Name of Individual & Title

NATURALNANO, INC.	/s/ Colm Wrynn & CEO	Colm Wrynn, President

OMNI SHRIMP, INC.	/s/ Colm Wrynn & CEO	Colm Wrynn, President

AGREEMENT AND PLAN OF MERGER OF

OMNI SHRIMP, INC.

INTO

NATURALNANO, INC.

AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), dated as of [February 7], 2017, between NATURALNANO, INC., a Nevada corporation (the “Company”), and OMNI SHRIMP, INC., a Florida corporation (“OMNI”). The Company and OMNI are hereinafter sometimes collectively referred to as the “Constituent Entities.”

WHEREAS, the Company is the sole owner of all of the Common Stock of OMNI; and

WHEREAS, the Board of Directors of the Company has, by resolutions duly adopted, approved this Merger Agreement and the transactions contemplated hereby; and

WHEREAS, the transactions contemplated by this Merger Agreement are intended to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for the purpose of merging OMNI with and into the Company (the “Merger”) and setting forth certain terms and conditions of the Merger and the mode of carrying the same into effect, OMNI and the Company hereby agree as follows:

1.	General

a.	The Company is a Nevada corporation.

b.	OMNI is a Florida corporation.

c.            The Company is the sole owner of all the Common Stock of OMNI. As provided in NRS 92A.180 and Section 6.07. 1101 et seq of the Florida Stat., no approval of the shareholders of the Company is necessary for this merger.

2.	Merger

a.            Upon the terms and subject to the conditions hereof and in accordance with NRS 92A.100 and NRS 92A.180 of the Law of the State of Nevada and Section 607. 1101 et seq of the Florida Stat., OMNI shall be merged with and into the Company and the Company shall be, and is herein referred to as, the “Surviving Entity.” The Surviving Entity will continue to be a Nevada corporation.

b.            The Merger shall become effective at the time and on the date of the filing of Articles of Merger under the applicable requirements of Nevada law and Florida law, or such later time and date as may be set forth in the Articles of Merger and receipt of all necessary regulatory or quasi regulatory approvals (the “Effective Time”).

c.            Effective at the Effective Time, all of the then outstanding Common Stock of OMNI will be canceled and retired and shall cease to exist (the “Cancellation”). No consideration shall be given to the Company, as the owner of the Common Stock, in exchange for the Cancellation.

3.	Effect on Surviving Entity

a.            Except for the Name Change (as defined below), no changes will be made to the Surviving Entity’s certificate of incorporation or to its by-laws, each as currently in effect, as a result of the Merger.

b.            No changes will be made to the authorized or outstanding shares of the Surviving Entity as a result of the Merger.

c.            No changes will be made to any outstanding convertible security or any outstanding option, warrant or other instrument providing similar rights of the Surviving Entity as a result of the Merger.

d.            The officers and directors of the Surviving Entity shall continue in such positions, on the same terms as in effect prior to the Merger.

4.	Name Change

a.            The name of the Company shall be changed to “OMNI SHRIMP, INC.” or to another name approved by the Board of the Company and the shareholders of the Company.

b.            The change of the Company’s name (the “Name Change”) shall be included in the Articles of Merger.

5.	Further Assurances.

a.            From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of OMNI such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of OMNI and otherwise to carry out the purposes of this Merger Agreement, and the officers of the Surviving Entity are fully authorized in the name and on behalf of OMNI or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

6.	Amendment and Modification.

a.            This Merger Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of Nevada law and Florida law.

b.            Notwithstanding the forgoing provision of this Section, OMNI recognizes that the Company is the sole owner of OMNI such that the authorized action of the Company constitutes the consent of OMNI to any proposed amendment or modification of this Merger Agreement.

7.	Miscellaneous.

a.            This Merger Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

b.            The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

c.            This Merger Agreement shall be governed by, enforced under and construed in accordance with the laws of the State of Nevada, without giving effect to any choice or conflict of law provision or rule thereof.

d.            The descriptive headings therein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

e.            This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic transmission of this signed Merger Agreement shall be legal and binding on all parties hereto.

IN WITNESS WHEREOF, the Company and OMNI have caused this Merger Agreement to be signed by their respective duly authorized signatories as of the date first above written.

OMNI SHRIMP, INC.		NATURALNANO, INC.

By:	/s/ Colm Wrynn & CEO	By:	/s/ Colm Wrynn & CEO
Name: Colm Wrynn		Name: Colm Wrynn
Its: President		Its: President